SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 25, 2003

EntreMed, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-20713	58-1959440

(Commission File Number)	(I.R.S. Employer Identification No.)

9640 Medical Center Drive, Rockville, MD	20850

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 864-2600

(NOT APPLICABLE)

(Former name or former address, if changed since last report)

Item 5. Other Events

     Pursuant to a Common Stock Purchase Agreement by and among EntreMed, Inc. (the “Company”) and certain institutional investors (the “Purchasers”) dated as of April 25, 2003 (the “Common Stock Purchase Agreement”), attached hereto as Exhibit 99.2, the Company issued to the Purchasers an aggregate of (i) 4,100,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 1,025,000 shares of its Common Stock to the Purchasers for $10.25 million.

     The Warrants may be exercised on or after April 25, 2003 for up to 1,025,000 shares of Common Stock at an exercise price of $3.375 per share (the “Exercise Price”) (both as adjusted for stock splits, stock dividends, stock combinations, distributions of assets or similar transactions). The Warrants, which expire on April 25, 2008, are exercisable in certain limited circumstances on a net issuance or “cashless” basis; any portion of the Warrant not exercised by the expiration date will be automatically exercised pursuant to the cashless exercise feature if the closing price in the five days leading up to the expiration date exceeds the then-current exercise price.

     As part of the offer, the Purchasers were also granted a right of first refusal on certain future issuances of the Company’s securities during the three months following the transaction.

     The above summarizes and does not provide a complete description of the Common Stock Purchase Agreement or the Warrants. The above summary is qualified in its entirely by reference to the full text of these documents, which are attached as exhibits hereto. For a more complete description of the terms of the Common Stock and the Warrant, you are also referred to the Company’s prospectus supplement covering the issuance of the securities to the Purchasers, filed with the Securities and Exchange Commission on April 25, 2003.

Exhibits

99.1	Press Release dated April 25, 2003

99.2	Common Stock Purchase Agreement by and among EntreMed, Inc., and certain institutional investors named therein, dated as of April 25, 2003

99.3	Form of Warrant to Purchase Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

Date: April 25, 2003	By:	/s/ Dane R. Saglio

Dane R. Saglio
Chief Financial Officer